Exhibit 99.2

           Genius Products Inc. Announces Board Resignation

    SAN DIEGO--(BUSINESS WIRE)--Jan. 27, 2004--Genius Products Inc. (the "company") (OTCBB:GNPI) announced today that Margaret Loesch has resigned from the company's board of directors for personal reasons. Loesch was a member of the audit and compensation committees of the board of directors and had served in these capacities since May 2002.
    "With the entrepreneurial spirit, creativity and resourcefulness that I've witnessed during my tenure while on the board of directors, I'm confident that the company will continue to grow, build its brand and prove that a small company can be a dominant player in the infant and kids' music and entertainment business. Among their current initiatives, Genius Products' Baby Genius and Kid Genius are poised to become important entertainment brands amongst quality-seeking parents," said Loesch.
    Klaus Moeller, chief executive officer and chairman of the board, stated, "Margaret's advice and counsel have been invaluable to the company. On behalf of the board and management of Genius Products, I would like to express our sincere thanks to her for her outstanding service. We wish her continued success in the future."

    About Genius Products Inc.

    Genius Products Inc. is a multi-brand company that designs and markets family entertainment products including videos, DVDs, CDs and cassettes. The products are sold under the Baby Genius and Kid Genius brand names and during 2003, the company introduced other brand name products such as BOZO the Clown, Curious George, Guess How Much I Love You(TM), and Rainbow Fish, plus many more. The company's award-winning products are widely distributed at major retail stores nationwide including Target, Wal-Mart, Kmart, Toys R Us, Babies R Us, ShopKo, Meijer, Borders and Best Buy. The company also licenses the Baby Genius brand to third-party companies for a variety of products, including apparel, books, toys and infant care products. Promotional partners include Kellogg's, The World Famous San Diego Zoo, Parenting Magazine, Playtex, Fazoli's and Child Magazine.
    Genius Products Inc. company and product information is available on the company's Web site at www.geniusproducts.com.

    Safe Harbor Statement

    Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. The forward-looking statements reflect assumptions and involve risks and uncertainties, which may affect Genius Products' business, forecasts, projections, prospects, and cause results to differ from these forward-looking statements. Such risks and uncertainties include the company's ability to grow its business and other matters, which are described in the company's filings with the Securities and Exchange Commission.

    CONTACT: Genius Products Inc., San Diego
             Klaus Moeller, 858-793-8840
             info@geniusproducts.com